As filed with the Securities and Exchange Commission on June 3, 2016

Registration No. 333-185077

Registration No. 333-187054

Registration No. 333-194286

Registration No. 333-202285

Registration No. 333-209670

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-185077

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-187054

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-194286

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-202285

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-209670

UNDER

THE SECURITIES ACT OF 1933

RUCKUS WIRELESS, INC.

(Exact name of registrant as specified in its charter)

Delaware	54-2072041
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

350 West Java Drive Sunnyvale, California	94089
(Address of Principal Executive Offices)	(Zip Code)

Ruckus Wireless, Inc. 2002 Stock Plan

Ruckus Wireless, Inc. Amended & Restated 2012 Equity Incentive Plan

Ruckus Wireless, Inc. 2012 Employee Stock Purchase Plan

(Full titles of the plans)

Ken Cheng

President

Ruckus Wireless, Inc.

350 West Java Drive

Sunnyvale, California 94089

(Name and address of agent for service)

(650) 265-4200

(Telephone number, including area code, of agent for service)

Copies to:

Rob R. Carlson, Esq.

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, CA 94304

(650) 320-1800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON STOCK

This Post-Effective Amendment (this “Amendment”) relates to the following Registration Statements of Ruckus Wireless, Inc. (the “Registrant”) on Form S-8 (collectively, the “Prior Registration Statements”):

1.	Registration Statement No. 333-185077 filed with the Securities and Exchange Commission (the “Commission”) on November 20, 2012 registering 14,822,043 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), under the Ruckus Wireless, Inc. Amended & Restated 2012 Equity Incentive Plan (the “2012 Equity Incentive Plan”), 1,500,000 shares of Common Stock under the Ruckus Wireless, Inc. 2012 Employee Stock Purchase Plan (the “2012 ESPP”) and 16,548,900 shares of Common Stock under the Ruckus Wireless, Inc. 2002 Stock Plan (which was superseded by the 2012 Equity Incentive Plan).

2.	Registration Statement No. 333-187054 filed with the Commission on March 5, 2013 registering 3,708,334 shares of Common Stock under the 2012 Equity Incentive Plan and 1,483,333 shares of Common Stock under the 2012 ESPP.

3.	Registration Statement No. 333-194286 filed with the Commission on March 3, 2014 registering 4,034,586 shares of Common Stock under the 2012 Equity Incentive Plan and 1,613,834 shares of Common Stock under the 2012 ESPP.

4.	Registration Statement No. 333-202285 filed with the Commission on February 25, 2015 registering 4,255,538 shares of Common Stock under the 2012 Equity Incentive Plan and 1,702,215 shares of Common Stock under the 2012 ESPP.

5.	Registration Statement No. 333-209670 filed with the Commission on February 24, 2016 registering 4,467,271 shares of Common Stock under the 2012 Equity Incentive Plan and 1,786,908 shares of Common Stock under the 2012 ESPP.

The Registrant is filing this Amendment to the Prior Registration Statements to deregister the shares of the Common Stock (the “Shares”), registered with the Commission on the Prior Registration Statements, that remain unissued and unsold as of the date of this Amendment.

On April 3, 2016, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Brocade Communications Systems, Inc., a Delaware corporation (“Parent”), and Stallion Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), pursuant to which, among other things, Purchaser merged with and into the Registrant and the Registrant continued as the surviving corporation and as a wholly owned subsidiary of Parent pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “Merger”). The Merger became effective on May 27, 2016, pursuant to a Certificate of Merger that was filed with the Secretary of State of the State of Delaware.

As a result of the consummation of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Prior Registration Statements. In accordance with the undertakings made by the Registrant in the Prior Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Registrant hereby deregisters all of the Shares registered on the Prior Registration Statements that have not been sold thereunder as of the date hereof, and terminates the effectiveness of the Prior Registration Statements as the Registrant is not under an obligation to further continue to maintain its effectiveness.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on June 3, 2016.

RUCKUS WIRELESS, INC.

By:	/s/ Ken Cheng
Ken Cheng President

No other person is required to sign this Post-Effective Amendment to the Prior Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.